Exhibit 5.1

DLA Piper LLP (US) One Liberty Place 1650 Market Street, Suite 5000 Philadelphia, PA 19103-7300 www.dlapiper.com Attorney Responsible for Philadelphia Office: Joseph Kernen

August 2, 2019

PDS Biotechnology Corporation
300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922

RE: PDS Biotechnology Corporation - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to PDS Biotechnology Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration for sale by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 3,572,876 shares (the “Shares”) of the Company’s common stock, par value $0.00033 per share (the “Common Stock”), which include (i) 100,654 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder as an initial commitment fee in connection with the execution of a common stock purchase agreement, dated July 29, 2019 (the “Purchase Agreement”); and (ii) 3,472,222 shares of Common Stock (the “Additional Shares”) that may be sold and issued to the Selling Stockholder under the terms of the Purchase Agreement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Eighth Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) the Second Amended and Restated Bylaws of the Company, and (iii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that, as of the date hereof, (a) the issuance of the Commitment Shares has been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable, and (b) when the Additional Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, the issuance of the Additional Shares shall have been duly authorized by all necessary corporate action of the Company, and upon issuance, will be validly issued, fully paid and nonassessable..
Very truly yours,

/s/ DLA Piper LLP (US)